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FOR IMMEDIATE RELEASE

October 29, 2007

Company:	Dominion

Contacts:
Media:	Ryan Frazier, 804-819-2521, C.Ryan.Frazier@dom.com Chet Wade, 804-771-5697, Chet.Wade@dom.com
Analysts:	Laura Kottkamp, 804-819-2254, Laura.E.Kottkamp@dom.com Greg Snyder, 804-819-2383, James.Gregory.Snyder@dom.com

DOMINION DECLARES 11 PERCENT INCREASE IN QUARTERLY DIVIDEND,
ANNOUNCES 2-FOR-1 STOCK SPLIT

RICHMOND, Va. -- The board of directors of Dominion (NYSE: D) has declared a significant increase in the company’s quarterly common stock dividend and approved a two-for-one stock split for shareholders.

The board increased the quarterly dividend rate to 79 cents per share, an 11 percent increase over the company’s existing quarterly dividend rate of 71 cents per share.  Dividends are payable on Dec. 20, 2007, to shareholders of record on Nov. 30, 2007.

Stated as an annual rate, the board’s action increases the dividend rate from $2.84 per share to $3.16 per share.  This equates to slightly more than a 50 percent payout ratio to Dominion’s current range of 2008 expected operating earnings per share of $6.10 to $6.25.

In providing its operating earnings outlook, the company notes that there could be differences between expected 2008 operating earnings and earnings under Generally Accepted Accounting Principles (GAAP) for matters such as, but not limited to, changes in accounting principles. At this time, Dominion management is not able to estimate the impact, if any, of these items on GAAP earnings. Accordingly, Dominion is not able to provide a corresponding GAAP equivalent for its operating earnings outlook.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“We have previously stated our desire to raise Dominion’s dividend payout ratio to be more in line with our utility peer group average.  With this action, the board has set a policy to achieve a 2010 payout ratio of 55 percent.  Considering our expected operating earnings per share growth rate of 6 percent or more after 2008, shareholders should expect similar-sized dividend rate increases in 2009 and 2010 in order to reach our targeted payout ratio.

“A majority of our earnings are now regulated, less volatile and more predictable because of the divestiture of our E&P properties. The capital investment plans we have laid out to serve the energy demands of Virginia, PJM’s fastest growing market, as well as the increasing revenue from our merchant generation and gas transmission businesses, highlight strong growth prospects for Dominion. This new policy demonstrates our confidence in the long-term financial strength of the company. It is a strong statement of the board’s confidence in the soundness of our business plan and prospects for reliable, consistent earnings and cash flow growth.”

In a separate matter, the board of directors approved a two-for-one stock split. Dominion shareholders of record on Nov. 9, 2007, will receive one additional share of common stock for each share held on that date.  This move does not change the proportionate interest that a shareholder maintains in the company.  The additional shares will be distributed on or after Nov. 19, 2007.

“The split reflects our awareness that Dominion remains a popular stock among retail investors, many of whom purchase shares through our Dominion Direct program,” Farrell said. “By splitting our shares, we remove what many investors perceive as a price barrier to entry. We believe that most shareholders will view this as a constructive move and as an indicator of management’s positive outlook for the future of our company.”

The dividend payment will be made after the stock split.  Because of that timing, shareholders of record on Nov. 30, 2007, will receive a quarterly dividend of 39.5 cents per share, which equates to an annual dividend rate on a post-split basis of $1.58 per share on Dominion common stock.

This is the 319th consecutive dividend that Dominion or its predecessor company has paid holders of common stock. The company’s last quarterly dividend was declared Aug. 8, 2007.

The board of directors of Virginia Electric and Power Company, a subsidiary of Dominion, also declared regular quarterly dividends at the prescribed rates on each of its series of preferred stock. Preferred dividends on the company's fixed-rate preferred stock are payable Dec. 20, 2007, to holders of record at the close of business Nov. 30, 2007.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of more than 26,500 megawatts of generation, 7,800 miles of natural gas transmission pipeline and 1 Tcfe of proved natural gas and oil reserves. Dominion also owns and operates the nation's largest underground natural gas storage system with about 960 billion cubic feet of storage capacity and serves retail energy customers in 11 states. For more information about Dominion, visit the company's Web site at http://www.dom.com.

This news release contains certain forward-looking statements including our forecasted 2008 operating earnings and projected future long-term operating earnings growth rates that are subject to various risks and uncertainties. Factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations may include factors that are beyond the company’s ability to control or estimate precisely, such as fluctuations in energy-related commodity prices, the timing of the closing dates of acquisitions or divestitures (including our divestiture of The Peoples Natural Gas Company and Hope Gas, Inc.), the amount of net proceeds received from the divestitures, estimates of future market conditions, estimates of proved and unproved reserves, the company’s ability to meet its natural gas and oil production forecasts, the behavior of other market participants, and the effects of hurricanes on our operations and realized prices. Other factors include, but are not limited to, weather conditions, governmental regulations, economic conditions in the company’s service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, risks associated with the realignment of our operating assets (including the potential dilutive effect on earnings in the near term and costs associated with the sale of most of our exploration and production business), changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, and other uncertainties. Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities & Exchange Commission.

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